MASTER US HIGH YIELD TRUST

FILE # 811-8699

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
01/10/01	Tembec, Inc.	$250,000,000.	$1,950,000.	Goldman Sachs
01/19/01	Tritel, PCS	$450,000,000.	$3,125,000.	Lehman
01/30/01	Six Flags	$375,000,000.	$5,825,000.	Lehman

		$	$
		$	$